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                                                                  EXHIBIT (i)(1)

                        ADMINISTRATIVE SERVICES AGREEMENT

                                 BY AND BETWEEN

                    THE UNITED STATES LIFE INSURANCE COMPANY

                             IN THE CITY OF NEW YORK

                                       AND

                         AMERICAN GENERAL LIFE COMPANIES

THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") made March 25, 2004 to be effective as of February 1, 2004 (the "Effective Date") is by and between THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK ("USL"), a New York domiciled life insurance company, and AMERICAN GENERAL LIFE COMPANIES ("AGLC"), a corporation organized pursuant to the laws of Delaware with its principal place of business in Houston, Texas and formerly known as American General Independent Producer Division.

                                    RECITALS

WHEREAS, USL is a wholly-owned indirect subsidiary of AMERICAN INTERNATIONAL GROUP, INC. ("AIG"), a Delaware corporation;

WHEREAS, AGLC is a wholly-owned indirect subsidiary of AIG; and currently has employees in Houston, Texas; Dallas, Texas; Neptune, New Jersey; Chicago, Illinois; Milwaukee, Wisconsin; New York, New York; Syracuse, New York; and Springfield, Illinois;

WHEREAS, USL and AGLC are affiliates under the ultimate common control of AIG pursuant to New York Insurance Law Section 1501;

WHEREAS, AGLC was formed to provide administrative and other services to affiliated companies to attain synergies and expense savings;

WHEREAS, USL desires AGLC to perform certain administrative and other services as set out below (the "Services") on behalf of USL and with respect to its insurance business and operations;

WHEREAS, USL and AGLC contemplate that such an arrangement will achieve certain operating economies and improve services to the benefit of USL and USL's insureds;

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WHEREAS, USL and AGLC wish to identify the respective Services to be provided to
USL by AGLC and to provide a method for identifying the charges to be assessed against USL and compensation to be paid to AGLC with respect to the Services;
and

WHEREAS, USL and AGLC wish to assure that all charges for the services are reasonable and in accordance with the applicable laws and regulations of the State of New York, including, without limitation, the New York Insurance Department Regulation No. 33, and to the extent practicable, reflect reasonable costs and are determined in a fair and equitable manner.

NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, USL and AGLC agree as follows:

1. SERVICES TO BE PROVIDED BY AGLC TO USL. Subject to the terms, conditions, and limitations of this Agreement, AGLC shall, at USL's request and direction, provide to USL the following services:

        (a) DISTRIBUTION/PRODUCER MANAGEMENT. AGLC shall provide administrative services relating to general agents and other producers (collectively, "Producers") including: (i) recruiting Producers for appointment by USL; (ii) providing general administrative and managerial services to Producers in order to assist Producers in the sale of USL products; (iii) assisting with due diligence investigations of USL Producers and Producer practices; (iv) developing alternative compensation, benefits and financing plans for Producers; (v) administering Producer licenses, contracts and compensation and maintaining a computer database reporting license and contract statuses; (vi) providing payroll services, including the calculation of commissions for Producers and the generation and delivery of a single commission check containing commissions generated by affiliate sales. As commissions become due, USL will transfer commission monies into an AGLC bank account and the amount of commission paid by USL will be delineated to the Producer; (vii) planning Producer conferences in accordance with New York Insurance Law Section 4228; (viii) supporting general agency communications; and (ix) designing and assisting in implementation of training programs, including ones related to product features, insurance industry developments, legal compliance requirements, and the ramifications of USL membership in the Insurance Marketplace Standards Association.

        (b) MARKETING SUPPORT/PRODUCT DEVELOPMENT AND ADMINISTRATION. With the exception of all fixed annuity products issued by or assumed by USL prior to the effective date of this Agreement or issued by USL after the effective date of this Agreement (hereinafter referred to as "all USL fixed annuity products"), AGLC shall provide administrative services relating to marketing support and product development and administration with respect to insurance and variable annuity products, individual and group, and registered and non-registered, including: (i) conducting formal insurance market research; (ii) developing and designing new products and obtaining regulatory approvals for

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                such products; (iii) developing illustration and sales
                materials; (iv) providing case design underwriting services; (v) evaluating product performance based on production, expense, persistency, investment and mortality levels; and (vi) maintaining sales illustration, advertising materials and re-projection software which are compliant with New York Insurance Law Section 3209 and New York Insurance Regulation 74 and maintained in accordance with New York Insurance Regulation 152.

        (c) REINSURANCE AND UNDERWRITING. AGLC shall: (i) advise with respect to reinsurance retention limits; (ii) provide advice and support with respect to the negotiation of reinsurance treaties;
                (iii) provide advice and support with respect to the management of reinsurer relationships; (iv) provide analyses of underwriting standards; (v) assist and advise in the development of appropriate underwriting standards; (vi) distribute to corporate employers and/or agents underwriting guidelines applicable to corporate executive benefit products; (vii) review insurance, variable annuity and corporate executive benefit applications for conformity with underwriting criteria; (viii) perform all underwriting pertaining to those applications; (ix) prepare and maintain life insurance binder agreements related to corporate executive benefit products; and (x) designate as ready for issue all insurance, variable annuity and corporate executive benefit applications which clearly fall within underwriting criteria. AGLC expressly understands that all underwriting decisions shall ultimately be the responsibility of USL and subject to the control and direction of USL.

        (d) POLICYOWNER AND CONTRACT HOLDER SERVICES. With the exception of all USL fixed annuity products, AGLC shall provide administrative policyowner and contract holder ("Customer") services including: (i) receiving and processing insurance (including variable universal life), annuity and corporate executive benefit product applications, amendments and riders, physically generating the related insurance policies, annuity contracts, amendments and riders on USL paper, and transmitting all such USL policies, amendments and riders to Customers on USL stationery; (ii) maintaining computerized and hard copy files relating to insurance policies, annuity contracts and corporate executive benefit products consistent with New York Insurance Department Regulation 152; (iii) billing Customers; (iv) preparing and updating Customer payment records to reflect premiums and annuity considerations paid to USL and initially received by Chase National Bank ("Chase") or another financial institution of USL's choice pursuant to lockbox agreements among Chase (or other financial institution), USL and AGLC as contemplated in Section 1.(f) below; (v) handling Customer tax issues such as processing requests related to IRA rollovers; and
                (vi) administering requested policy modifications consistent with underwriting guidelines subject to the control and direction of USL. At all times that AGLC is providing the above Customer services, it shall answer all telephone inquiries as USL and when making communications with Customers in writing, such communications shall be on USL stationery.

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        (e)     SAFEGUARDING CUSTOMER INFORMATION. AGLC shall implement and maintain appropriate measures designed to meet the objectives of Department Regulation No. 173, with respect to safeguarding USL's customer information and customer information systems. AGLC shall adjust its information security program at the request of USL for any relevant changes dictated by USL's assessment of risk around its customer information and customer information systems. Confirming evidence that AGLC has satisfied its obligations under this agreement shall be made available, during normal business hours, for inspection by USL, anyone authorized by USL, and any governmental agency that has regulatory authority over USL's business activities.

        (f) CLAIMS PROCESSING AND PAYMENT. With the exception of all USL fixed annuity products, AGLC shall process claims, contestable and non-contestable. AGLC will pay insurance and annuity benefits with a check drawn on an USL bank account. At all times that AGLC is providing claims processing and payment services, AGLC will answer all telephone inquiries as USL and will use USL stationery when communicating in writing with respect to a claim. AGLC expressly understands that all claims decisions shall ultimately be the responsibility of USL and subject to the control and direction of USL. AGLC will comply with all applicable licensing requirements.

        (g) ACTUARIAL/FINANCIAL SERVICES. With the exception of all USL fixed annuity products (i) AGLC shall provide actuarial and financial services, including: (a) preparing actuarial reports, opinions and memoranda and assisting with asset/liability management and cash flow testing which will be provided in hard copy annually; (b) conducting product experience studies which will be provided in hard copy as required; (c) preparing reserve calculations and valuations which will be provided in hard copy annually; (d) assisting in the development of budgets and business plans which will be provided in hard copy annually; (e) preparation of books of account including general ledgers, transaction registers and trial balances which will be reviewed for accuracy by USL and provided in hard copy quarterly; (f) preparing financial statements and reports, including, annual and quarterly financial statements on both statutory and generally accepted accounting principles ("GAAP") bases which will be provided in hard copy; (g) preparing and disseminating filings with regulatory entities and rating agencies which will be provided in hard copy as required; (h) developing financial models which will be provided in hard copy as required; (i) analyzing capitalization level issues; (j) arranging for one or more lockboxes owned and controlled by USL at a financial institution of USL's choice to receive premiums or annuity considerations paid to USL; (k) inputting into Customer records information related to premiums or annuity considerations sent to the financial institution lockbox, provided that USL verifies that all such information is accurate and properly reflected in USL's records; and;

                (ii) arranging for bank accounts in the name and control of USL and processing receipts and disbursements subject to the direction and control of USL.

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                Notwithstanding the foregoing, USL shall maintain its cash concentration account in New York. AGLC will provide USL at USL's principal office in New York, New York computer access to the electronic system that generates the electronic records with respect to USL's business. Computer access to the electronic data media used to maintain the accounting records relating to USL business will be readily available, easily accessible and in a readable format during all normal business hours. AGLC will maintain format integrity and compatibility of the electronic records to insure such records which constitute the accounting records relating to USL's business are current and accessible. USL shall verify that all accounting transactions are accurately prepared and reflected in USL's records. This shall be accomplished through reconciliations of bank and other accounting records provided by AGLC to USL and by review of general ledgers.

        (h) INFORMATION/TECHNOLOGY. With the exception of all USL fixed annuity products, AGLC shall provide administrative services relating to information technology, including: (i) developing data processing systems strategy; (ii) implementing systems strategy; (iii) programming computers; (iv) providing data center services including maintenance and support of mainframe and distribution process hardware and software; (v) managing voice communication systems; (vi) managing data communications; and (vii) providing data security. AGLC shall maintain an effective disaster recovery program to recover USL's data in the event of the loss of the physical data center, including daily or periodic backup as needed. If the electronic data system being used to maintain the records which comprise the book of accounts of USL is to be replaced by a system incompatible with the existing system, AGLC will convert all pre-existing data to a format compatible with the new system.

        (i) GENERAL SERVICES. With the exception of all USL fixed annuity products, AGLC shall provide the following general administrative services as to USL purchases and other transactions: (i) performing document control and production of standardized company forms; (ii) arranging for warehouse storage space; (iii) distributing warehoused standardized forms and other materials; (iv) arranging for travel services; (v) providing management systems support; (vi) arranging for commercial real estate brokerage services for the acquisition or disposition of office space; (vii) arranging for space programming, design, architectural, construction, environmental, and property management services; (viii) providing representation on the American General Purchasing Committee and participating in national purchasing agreements; (ix) providing standardized systems for purchasing; accounts payable; and fixed asset management for office furniture, fixtures, equipment or supplies; and (x) administering the lease, purchase, or sale of company automobiles.

        (j)     REGISTERED AND NON-REGISTERED PRODUCT SERVICES. With respect to:
                (i) the development, sale and servicing of products of USL that are registered with the Securities and Exchange Commission (the "SEC") as well as to "private placement" products which are not registered with the SEC; and (ii)

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                the administration of the SEC-registered and unregistered
                separate accounts of USL, AGLC shall provide in addition to all any and services described above, all related legal, accounting, including daily pricing of the underlying divisions of the Separate Account and preparation of the statutory and GAAP financial statements, computer support and transfer agent services.

        (k) LEGAL SERVICES. With the exception of all USL fixed annuity products, AGLC shall provide Legal Services, including: (i) providing general advice and counsel with respect to applicable state and federal legal requirements; (ii) assisting with dispute resolution, including litigation: (iii) managing outside counsel retained for the purpose of the prosecution, defense or resolution of legal matters including litigation; (iv) representing or serving as an advocate for USL in conjunction with all legal matters; (v) providing tax advice and counsel; and (vi) providing such other Legal Services as are reasonably required or requested by USL.

        (l) CONSUMER COMPLAINTS. With the exception of all USL fixed annuity products, AGLC shall provide customer services including responding to customer complaints and inquiries by letter or telephone. At all times that AGLC is providing such customer services, it shall answer all telephone inquiries as USL and when making communications in writing, such communications shall be on USL stationary.

        (m) HUMAN RESOURCES. AGLC shall provide services including; (i) general employee communications; (ii) employee training; and
                (iii) employee benefit and personnel administration.

        (n) ADMINISTRATIVE SERVICES. With the exception of all USL fixed annuity products, AGLC will provide administrative services necessary to the conduct of the services provided under this agreement.

2. PERFORMANCE OF SERVICES. The performance of services by AGLC with respect to the business and operations of USL shall at all times be subject to the direction and control of the Board of Directors of USL. Subject to the terms, conditions and limitations of this Agreement, AGLC agrees to perform diligently and in a professional manner the services set forth in Section 1 of this Agreement, and such other directly related incidental services as USL determines to be reasonably necessary in the conduct of its insurance operations. AGLC agrees that it will obtain all licenses necessary for the performance of services pursuant to the Agreement.

        (a) CAPACITY OF PERSONNEL. Whenever AGLC utilizes its personnel to perform services for USL pursuant to this Agreement, such personnel shall at all times be subject to the direction and control of AGLC, and USL shall not have liability to such personnel for their welfare, salaries or fringe benefits or for legally required employer contributions or tax obligations with respect to such personnel.

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        (b)     EXERCISE OF JUDGMENT IN RENDERING SERVICES. In providing any service hereunder which requires the exercise of judgment by AGLC, AGLC shall perform its services in accordance with written standards, guidelines and procedures USL develops, as appropriate, and communicates to AGLC. In performing any services hereunder, AGLC shall at all times act in a manner reasonably calculated to be in, or not opposed to, the best interests of USL.

        (c) CONTROL. The performance of services by AGLC for USL pursuant to this Agreement shall in no way impair the absolute control of the business and operations of USL or AGLC by their respective Board of Directors. AGLC and USL shall act hereunder so as to assure the separate operating identity of USL.

3. CHARGES FOR SERVICES. USL agrees to reimburse AGLC for the Services provided by AGLC pursuant to this Agreement at cost, consistent with generally accepted accounting principles consistently applied. No services rendered by AGLC shall be duplicative of any services preformed by or provided to USL by any other affiliate.

        Determination by AGLC of charges hereunder shall be presented to USL, and if USL objects to such determination, it shall so advise AGLC within thirty (30) days of receipt of notice of such determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall then determine the charges properly allocable to USL and shall, within a reasonable time, submit such determination, together with the basis therefore, in writing to AGLC and USL, whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by AGLC and USL.

4. PAYMENT OF CHARGES. Within thirty (30) days after the end of each calendar month, AGLC shall submit to USL a written statement of the charges due from USL to AGLC for the services rendered and facilities used during the preceding calendar month, including charges not included in previous statements. All amounts due shall be paid within ten (10) days following receipt of such statement. The amount transferred by USL to AGLC shall be a net payment taking into account any amounts owed by AGLC to USL during the calendar month provided, however, that the amount of, and the transactions giving rise to, such net payment shall be evidenced by appropriate documentation and records.

5. USE OF FACILITIES. Subject to the terms, conditions and limitations of this Agreement, AGLC agrees to make available to USL such of its facilities (whether leased or owned) as USL may determine to be reasonably necessary to conduct its insurance operations, including data processing equipment, business property and communications equipment. Charges for such use shall be at cost consistent with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, none of the facilities used by AGLC employees in performing services for USL shall be deemed to be

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        transferred, assigned or otherwise conveyed to USL as a result of any performance or use pursuant to this Agreement.

6. SERVICES-RELATED ACCOUNTING RECORDS AND DOCUMENTS. AGLC shall be responsible for maintaining full and accurate accounts and records of the services rendered by AGLC and other additional information as USL may reasonably request for purposes of its internal bookkeeping and accounting operations. To the extent such accounts and records pertain to AGLC's computation of charges, AGLC shall keep such accounts and records available at its home offices for audit, inspection and copying during reasonable business hours by USL, persons authorized by USL or appropriate governmental agencies. USL and AGLC agree that records and documents will be maintained consistent with New York Insurance Department Regulation 152 entitled "General Records and Documents."

7. GENERAL RECORDS AND DOCUMENTS. Other books, records and files established and maintained by AGLC with respect to its performance of services under this Agreement which, absent this Agreement, would have been held by USL, shall be deemed the property of USL and shall be subject to examination during reasonable business hours by USL, person authorized by USL or appropriate governmental agencies. USL and AGLC agree that such records and documents will be maintained consistent with New York Insurance Department Regulation 152 entitled "General Records and Documents."

8. RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant AGLC an exclusive right to provide services to USL, and USL retains the right to contract with any affiliate or unaffiliated third party for the performance of services and/or for the use of facilities, as are available to or have been requested by USL pursuant to this Agreement.

9. DISCLOSURE OF PROPRIETARY INFORMATION. USL and AGLC acknowledge that during the course of the relationship established by this Agreement each of them will be exposed to the confidential and proprietary information of the other party (the "Confidential Information"). Each party agrees to take all reasonable measures to prevent the Confidential Information from being acquired by unauthorized persons to the same extent that it protects its own confidential and proprietary information and will not disclose the Confidential Information to third parties, except as mandated by law, without the prior written consent of the other party. This provisions survives the termination of this Agreement pursuant to paragraph 11 of this Agreement.

10. INDEMNIFICATION. Both USL and AGLC have a duty to be aware of and comply with all laws and regulations which may affect the parties' performance of the terms of this Agreement. Both parties agree to comply with all such laws and regulations.

        (a) AGLC agrees to indemnify and hold USL harmless against all civil liability or regulatory penalty, including attorneys' fees and costs of investigation and defense incident thereto, arising as a result of errors, omissions, negligence,

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                misrepresentation, fault or wrongful action of AGLC, its
                affiliates, agents, or any officer, director or employee of AGLC or its affiliates or agents, including, but not limited to, failure to comply with any applicable federal or state law or regulation, administrative rule or regulation, in the performance of obligations hereunder.

        (b) USL agrees to indemnify and hold AGLC harmless against all civil liability or regulatory penalty, including attorneys' fees and costs of investigation and defense incident thereto, arising as a result of errors, omissions, negligence, misrepresentation, fault or wrongful action of USL, its affiliates, agents, or any officer or director of USL or said affiliates or agents, including, but not limited to, failure to comply with any applicable federal or state law or regulation, administrative rule or regulation, in the performance of obligations hereunder.

11.     TERMINATION.

        (a) This Agreement shall remain in effect until terminated by AGLC or USL upon giving sixty (60) days or more advance written notice, unless both parties agree in writing to a shorter advance notice period.

        (b) Upon termination of this Agreement, and subject to the terms (including any limitations and restrictions) of any applicable software or hardware licensing agreement then in effect between AGLC and any licensor, AGLC shall grant to USL a license for any software developed or used by AGLC in connection with the services provided to USL hereunder; provided, however, that such software is not commercially available and is necessary, in USL's reasonable judgment, for USL's performance of the functions which have been provided by AGLC hereunder.

        (c) Upon termination, AGLC shall promptly deliver to USL all books and records that are, or are deemed by this Agreement to be, the property of USL.

        (d) No later than ninety (90) days after the effective date of termination of this Agreement, AGLC shall deliver to USL a detailed written statement of the respective charges incurred and not included in any previous statement. The amount owed hereunder shall be due and payable within thirty (30) days of receipt of such statement.

12. ASSIGNMENT. Except as provided below, this Agreement and any rights pursuant hereto shall be assignable only upon the written consent of the New York State Insurance Department and all of the parties hereto. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations, or liabilities, or to relieve any person other than the parties hereto or their respective legal successors, from any obligations or liabilities that would otherwise be applicable.

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13.     ARBITRATION. Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Association and the Expedited Procedures thereof. The award rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any Court of competent jurisdiction. The arbitration shall take place in New York and the substantive law of New York shall apply in such proceedings.

14. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, vial first-class certified or registered mail, with postage prepaid, or when delivered by overnight courier service, telex or telecopier, addressed as follows:

If to USL:

                    THE UNITED STATES LIFE INSURANCE COMPANY
                             IN THE CITY OF NEW YORK
                                 390 Park Avenue
                               New York, NY 10022
                              Attention: President

If to AGLC:

                         AMERICAN GENERAL LIFE COMPANIES
                              2727-A Allen Parkway
                                Houston, TX 77019
                              Attention: President

        or to such other persons or places as each party may from time to time designate by written notice.

15. ENTIRE AGREEMENT. This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.

16. SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that state, without regard to principles of conflict of laws.

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18.     COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers, duly authorized to execute this Agreement, and their respective corporate seal to be affixed hereto, as of the date and year first above written.

THE UNITED STATES LIFE
INSURANCE COMPANY IN THE CITY
OF NEW YORK

By:                 /s/
        ---------------------------

[Seal]

Attest:             /s/
        ---------------------------
Secretary

AMERICAN GENERAL LIFE
COMPANIES

By:                 /s/
        ---------------------------

[Seal]

Attest:             /s/
        ---------------------------
Secretary

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